Exhibit 10.2

March 26, 2023

Brian X. Tierney

Dear Brian:

We are pleased to offer you the position of President & Chief Executive Officer of FirstEnergy Corp. (FirstEnergy), reporting to the FirstEnergy Board of Directors, located at our Corporate Headquarters, 76 S. Main Street, Akron, Ohio 44308.

Compensation and Benefits
Your compensation package includes:
•An annual salary of $1,500,000, which will be reviewed annually.
•You will become a participant in FirstEnergy’s 2020 Incentive Compensation Plan (ICP) and will be eligible to receive an annual bonus under the Short-Term Incentive Program (STIP) component of the ICP (or any successor program). Your target STIP opportunity will be 150% of your annual salary. Performance can range between 0% and 200% of your target STIP opportunity. Your STIP eligibility for 2023 will be prorated based upon your hire date and STIP guidelines.
•Beginning in 2024, you will be eligible to receive long-term incentive awards under the Long-Term Incentive Program (LTIP), another component of the ICP, in the ordinary course of business (prorated awards for 2023 are discussed separately below). LTIP awards are comprised of Cash-Based and Stock-Based Performance-Adjusted Restricted Stock Units (RSUs). You will be eligible for an annual Cash-Based Performance-Adjusted RSU grant of 227% of your base salary. You will also be eligible for an annual Stock-Based Performance-Adjusted RSU grant of 456% of your base salary (for a total LTIP target opportunity of 683%). Performance can range between 0% and 200% of your target LTIP opportunity. The terms of the LTIP awards will be set forth in the ICP and individual award agreements.
•A voluntary termination of employment by you after (a) attaining age 60, and (b) accruing five years of service with FirstEnergy shall be considered a retirement by you solely for the purpose of determining eligibility for award proration or other treatment applicable to a retirement with respect to awards under the LTIP and STIP; provided, further, that beginning in 2026, any individual award agreements memorializing LTIP awards to you will reflect such retirement terms.
•Assuming a start date of June 1, 2023, you will be eligible for prorated LTIP awards based on your annual salary and your total LTIP target opportunity for the 2023-2025 LTIP cycle (payable in March 2026).
•Additionally, as a partial make-whole for awards that you will forfeit in connection with leaving your current employment, assuming a start date of June 1, 2023, you will be eligible for prorated LTIP awards based on your annual salary and your total LTIP target opportunity for the LTIP cycles already in progress as follows:
o9 months out of 36 months of the 2021-2023 LTIP cycle (payable in March 2024), and
o21 months out of 36 months of the 2022-2024 LTIP cycle (payable in March 2025).

Brian X. Tierney        March 26, 2023

•The 2021-2023 and 2022-2024 prorated LTIP awards will be in the form of Stock-Based Performance-Adjusted RSUs. The 2023-2025 prorated LTIP award will be in the form of 33% Cash-Based Performance-Adjusted RSUs and 67% Stock-Based Performance-Adjusted RSUs. Each such award will be based on a number of shares of FirstEnergy common stock determined by dividing the prorated target opportunity by the average of the high and low stock prices on the grant date. All prorated LTIP cycles include the performance criteria established for all other participants. Performance can range between 0% and 200%.
•As a partial make-whole for awards that you will forfeit in connection with leaving your current employment, you will be provided with a Lump Sum Award (Hiring Bonus) of $1,500,000. Please note this sum will be paid as soon as administratively possible after your start date. Further, you will be required to repay 100% (one-hundred percent) of this Hiring Bonus if you voluntarily leave FirstEnergy or are terminated by FirstEnergy for Cause (as defined in the ICP) before June 1, 2024; it being understood that, for this purpose, a voluntary termination shall not include a termination due to your death or Disability (as defined in the ICP) or a termination by you for Good Reason (as defined in the FirstEnergy Corp. 2017 Change in Control Severance Plan (the “CIC Severance Plan”)). Payment of this Bonus is contingent upon our receipt of the signed Bonus Agreement, a copy of which is included.
•As a partial make-whole for awards that you will forfeit in connection with leaving your current employment, you will be eligible for a special, one-time restricted stock award under the 2020 ICP in the amount of $5,000,000 (determined by dividing such value by the average high and low prices of FirstEnergy common stock on the grant date) with 1/4 vesting in 2024, 2025, 2026 and 2027 (in each of those years on your service anniversary based upon your start date), subject to your continued service until the relevant vesting date. The applicable award agreement for this award shall provide that a voluntary termination by you shall result in a forfeiture of unvested shares; provided, however, a voluntary termination shall not include a termination due to your death or Disability (as defined in the ICP) or a termination by you for Good Reason (as defined in the CIC Severance Plan).
•You will be a participant in the Cash Balance Pension Plan and the Cash Balance Restoration Plan.
•You will be a participant in the CIC Severance Plan, a copy of which is included.
•You will be eligible to participate in the FirstEnergy Corp. Executive Deferred Compensation Plan and may choose to make elective deferrals of your base salary (1%-50%), STIP (1%-85%) and LTIP (1%-85%) in accordance with the terms of the plan.
•You will be eligible to participate in the FirstEnergy Corp. Savings Plan. FirstEnergy matches 50% of your contribution up to 6% of eligible Savings Plan Earnings in FirstEnergy common stock.
•Your position as President & Chief Executive Officer has a Share Ownership Guideline (SOG) requirement of 7x base salary. You will have five years from your start date to meet this requirement (as calculated in accordance with the SOG), subject to the following milestones:
oAchieve 60% of SOG target after three years, and
oAchieve 80% of SOG target after four years.

Brian X. Tierney        March 26, 2023

•You are eligible for the Executive Relocation Plan and are expected to relocate within one year of your start date. Benefits include, but are not limited to temporary housing, storage of household goods, home buy-out offer, trips between your current home and Akron, etc. Weichert Workforce Mobility, Inc. will be working directly with you to ensure your information for housing will be processed in a timely manner.
•In addition to the relocation benefits available through Weichert, you will be provided the opportunity to work with Executive Arrangements concierge services (https://executivearrangements.com) which will provide a personalized introduction to the Akron area and the surrounding communities.
•Assuming a start date in June, you will be eligible for 15 paid time off (PTO) days in 2023 and 29 PTO days beginning in 2024.
•Ten holidays are currently observed by FirstEnergy – New Year’s Day, Martin Luther King Jr. Day, Memorial Day, Independence Day, Labor Day, Veterans Day, Thanksgiving Day, the Day after Thanksgiving, Christmas Eve Day, and Christmas Day.
•Please note: All benefit and compensation plans are subject to amendment and/or termination, as set forth in the plan documents and, in accordance with the applicable plan documents, the grant of all LTIP awards and restricted stock awards is subject to approval of the FirstEnergy Board of Directors (or a committee thereof). In addition, consistent with the ICP, all awards granted to you will be subject to FirstEnergy’s Executive Compensation Recoupment Policy, as amended from time to time, and any other compensation recoupment policy that FirstEnergy is required to adopt pursuant to the listing standards of any national securities exchange or association on which FirstEnergy’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, or other applicable law. Further, all amounts payable to you by FirstEnergy are subject to tax withholding pursuant to applicable federal, state and local tax requirements, and all amounts payable to you are intended to be structured to comply with, or be exempt from, Section 409A of the Internal Revenue Code.
•You will be required to comply with all applicable policies of FirstEnergy and its affiliates as in effect from time to time, including (without limitation) the FirstEnergy Code of Conduct. Further, while employed, you shall serve FirstEnergy and its affiliates on an exclusive basis and devote your full business time and attention to the performance of your duties and, except for an agreed upon list of positions otherwise disclosed in writing to FirstEnergy prior to the date hereof, shall not serve on any board of directors (whether public or private and whether or not for profit) without the prior approval of FirstEnergy’s Board of Directors.
•At the request of FirstEnergy’s Board of Directors, you shall serve as an officer or director of FirstEnergy or any of its affiliates without additional compensation, and upon termination of your employment with FirstEnergy for any reason, you shall resign immediately from all such offices and positions with FirstEnergy and its affiliates.

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Brian X. Tierney        March 26, 2023

A copy of our Executive Compensation and Benefits Overview, our Total Rewards Guide and our executive relocation plan is included for your information.

Brian, we look forward to you joining us at FirstEnergy and leading our company to be a premier electric utility. Please confirm your acceptance of this offer by signing this letter below and returning it to Chris Walker, Chief Human Resources Officer, by 6:00 p.m. on March 26, 2023.

Sincerely,

John Somerhalder
Board Chair
Interim President & Chief Executive Officer

Agreed and Accepted:

    /s/ Brian X. Tierney
Brian X. Tierney

cc:    C. Walker
    L. Hicks
    J. O’Neil

Attachments:
-Bonus Agreement
-Executive Compensation & Benefits Overview
-Executive Relocation Plan
-Change in Control Severance Plan

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